Exhibit 5.3

December 15, 2014

Interstate Power and Light Company

Alliant Energy Tower

200 First Street, SE

Cedar Rapids, Iowa 52401-1409

Ladies and Gentlemen:

We have acted as special Iowa counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of (i) shares of preferred stock of the Company, $.01 par value per share (the “Preferred Stock”) and (ii) senior unsecured debt securities of the Company (the “Debt Securities”). The Preferred Stock and the Debt Securities are referred to herein individually as an “Offered Security” and collectively as the “Offered Securities.”

In connection with this opinion, we have examined (i) the Registration Statement, including the prospectus and the exhibits (including those incorporated by reference), each constituting a part of the Registration Statement; (ii) the Amended and Restated Articles of Incorporation of the Company; (iii) the Restated Bylaws of the Company; (iv) the resolutions of the Board of Directors of the Company (the “Board”) dated November 6, 2013; and (v) the Indenture (“Indenture”) dated August 20, 2013, between the Company and The Bank of New York Mellon Trust Co., N.A., as trustee. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and corporate records relating to the Company we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

We have assumed, with your agreement, the following:

1.	The legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and the other information made available to us by the Company;

2.	The Indenture has been duly authorized, executed and delivered by, and represents the legal, valid and binding obligation of, the Trustee;

3.	The Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws;

Interstate Power and Light Company

December 15, 2014

4.	The Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as described in the Registration Statement;

5.	A prospectus supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will comply with all applicable laws;

6.	The Debt Securities will be issued under the Indenture and filed as an exhibit to the Registration Statement;

7.	Any series of Preferred Stock will be issued pursuant to a Certificate of Designation (the “Certificate of Designation”) relating to the particular series of Preferred Stock;

8.	All Offered Securities will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

9.	None of the terms of any Offered Security to be established subsequent to the date hereof, nor the issuance and delivery of such Offered Security, nor the compliance by the Company with the terms of such Offered Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company;

10.	A definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Security offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and

11.	Any Offered Security issuable upon conversion, exchange, or exercise of any Offered Security being offered or issued will be duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise.

Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based upon the foregoing, we are of the opinion that:

(a) With respect to shares of the Preferred Stock, when (i) the Board of Directors of the Company (“Board”) has taken all necessary corporate action to approve the issuance and terms of a particular series of shares of the Preferred Stock, the terms of the offering thereof and related matters, including the adoption of a Certificate of Designations relating to such shares of the

Interstate Power and Light Company

December 15, 2014

Preferred Stock, (ii) such Certificate of Designations has been properly filed with the Secretary of State of the State of Iowa and (iii) certificates representing such shares of the Preferred Stock have been duly executed, countersigned, registered and delivered either (A) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (which consideration is not less than the par value of the Preferred Stock) provided for therein or (B) upon conversion or exercise of any other Offered Security, in accordance with the terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (which consideration is not less than the par value of the Preferred Stock), then such shares of the Preferred Stock will be validly issued, fully paid and nonassessable.

(b) The Indenture has been duly authorized, executed and delivered by the Company.

The opinions expressed herein are subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the State of Iowa. We express no opinion regarding the application of any state or federal securities registration or disclosure laws or registrations.

B. The opinions expressed herein are made as of the date hereof, and we do not undertake to update this opinion with respect to any changes of which we may later become aware.

For purposes of the opinion delivered to the Company in connection with the Registration Statement by Perkins Coie LLP, Perkins Coie LLP may rely on the opinion set forth in paragraph (b) of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

NYEMASTER GOODE, P.C.

By:	/s/ Willard L. Boyd III